EXHIBIT 10.1
EXECUTION COPY

TRADER ACQUISITION CORP
MANAGEMENT STOCKHOLDERS AGREEMENT
Dated as of September 29, 2006

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MANAGEMENT STOCKHOLDERS AGREEMENT
          This MANAGEMENT STOCKHOLDERS AGREEMENT is made as of September 29, 2006, among Trader Acquisition Corp, a Delaware corporation (together with its successors and assigns, “Trader” or the “Company”), Silver Lake Partners II, L.P., a Delaware limited partnership (“SLP II”), Silver Lake Technology Investors II, L.P, a Delaware limited partnership (together with its successors and assigns, “SLTI II,” and together with SLP II, the “Initial SLP Investors”), the other signatories hereto (the “Initial Senior Managers”) and any other Person who becomes a party hereto pursuant to Article VII.
          WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 30, 2006 (as amended, supplemented, restated or modified from time to time, the “Merger Agreement”), among Trader, Trader Merger Corp, a Delaware corporation and a wholly-owned subsidiary of Trader (“Merger Sub”), and IPC Acquisition Corp., a Delaware corporation (“IPC”), upon the closing of the merger of Merger Sub with and into IPC pursuant to the terms and subject to the conditions set forth therein (the “Merger”), each share of Merger Sub common stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation of the Merger (the “Merger Survivor”), Merger Survivor shall then merge with IPC Systems, Inc. (the “Surviving Corporation”);
          WHEREAS, as a condition for the right of the Initial Senior Managers to purchase Shares and to receive grants of or exercise Options, each of the Initial Senior Managers is obligated to become a party to this Agreement; and
          WHEREAS, the Initial Senior Managers, the Initial SLP Investors and the Company desire to set forth certain rights and obligations of Senior Managers with respect to the ownership of Shares and Options by Senior Managers.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

          “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and the Company’s other controlled Affiliates shall not be considered Affiliates of any Stockholder and (ii) none of the SLP Investors shall be considered Affiliates of any portfolio operating company in which the SLP Investors or any of their investment fund Affiliates have made a debt or equity investment.
          “Affiliated Officer” means an officer of the Company affiliated with the SLP Investors.
          “Agreement” means this Management Stockholders Agreement, as the same may be amended, supplemented, restated or modified.
          “Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition).
          “Board” means the Board of Directors of the Company.
          “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.
          “Change in Control” means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Initial SLP Investors or any of its Affiliates; or (ii) any person or group, other than the Initial SLP Investors or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, and the Initial SLP Investors ceases to control the Board of Directors.
          “Chief Executive” means Lance Boxer.
          “Closing” has the meaning set forth in the Merger Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

          “Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, or, for purposes of Article V, the price to be paid for Call Shares or Call Options after an Initial Public Offering, the average daily closing sales price of such securities for the ten consecutive trading days preceding the date the Fair Market Value of such securities is required to be determined hereunder (with the closing price for each day being the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the NASDAQ National Market System, or if not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose) and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, or, for purposes of Article V, the price to be paid for Call Shares or Call Options prior to an Initial Public Offering, such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined reasonably and in good faith by the Board in a manner consistent with the regulations pursuant to Section 409A of the Code, as they may be amended from time to time.
          “Family Affiliate” means, with respect to any Senior Manager, (a) any parent, grandparent, sibling or child (including any adopted sibling or child) of such Senior Manager, or any spouse or former spouse of such Senior Manager, (b) any trust (i) established solely for the benefit of (x) such Senior Manager and/or (y) any of the Persons set forth in the foregoing clause (a) or (c) any corporation, limited liability company, partnership, foundation or other Person (i) with respect to which all of the outstanding capital stock or other equity interests are beneficially owned solely by (x) such Senior Manager and/or (y) any of the Persons set forth in the foregoing clause (a) and (ii) with respect to which such Senior Manager (unless such Senior Manager has died or become Disabled) is the majority stockholder (if a corporation), the sole manager or managing member (if a limited liability company), the sole general partner (if a limited partnership) or otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such Person, whether through the ownership of voting securities, by contract or otherwise (if any other type of Person).
          “Initial Public Offering” means the consummation of an underwritten public offering of Shares registered under the Securities Act.
          “Lapse Date” means the date that is five (5) years after the Closing.
          “Options” means any options to purchase Shares granted to any Senior Manager pursuant to a Stock Incentive Plan. “Options” includes Rollover Options.
          “Permitted Transferee” means (i) with respect to any SLP Investor, any Affiliate of such SLP Investor, and (ii) with respect to any Senior Manager, any Family Affiliate of such Senior Manager.

          “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
          “Restricted Participation Period” means, with respect to any Senior Manager, any periods of time between the Initial Public Offering and the three-year anniversary of the Initial Public Offering during which such Senior Manager has an effective 10b5-1 Plan that has not been terminated by such Senior Manager (regardless of the amount of sales being made pursuant to such 10b5-1 Plan during such period).
          “Restricted Shares” means all Share Equivalents other than (a) Share Equivalents, the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Share Equivalents, with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Share Equivalents, with respect to which the holder thereof shall have delivered to the Company either (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, delivered by counsel reasonably satisfactory to the Company, or (ii) a “no action” letter from the SEC, to the effect that subsequent transfers of such Share Equivalents may be effected without registration under the Securities Act.
          “Rollover Agreement” means the Rollover Agreement between the Company and the Senior Manager entered into in connection with the Merger pursuant to which (x) a portion of the Senior Manager’s cash transaction bonus proceeds payable in connection with the Merger were used to purchase Shares, and (y) a portion of the Senior Manager’s stock options granted prior to the Closing pursuant to the terms of the IPC Acquisition Corp. Amended and Restated 2002 Stock Option Plan were converted into Options exercisable for Shares.
          “Rollover Options” means Options held by Senior Managers as a result of the Rollover Agreement.
          “Rollover Share Equivalents” means Share Equivalents owned by Senior Managers as a result of the Rollover Agreement.
          “Rule 144” means Rule 144 under the Securities Act.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
          “Senior Manager” means each of the Initial Senior Managers specified in the preamble and each additional Person, other than a SLP Investor, who becomes a party to this Agreement pursuant to Article VII hereof as a holder of Share Equivalents or Options.
          “Share Equivalents” means (i) Shares (including, for the avoidance of doubt, Shares received upon exercise of Options) and (ii) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Company of any additional consideration. For the avoidance of doubt, in no instance shall Options be considered Share Equivalents.
          “Shares” means the common stock of the Company.
          “SLP Investors” means the Initial SLP Investors and any of its Affiliates that hold Share Equivalents and have become parties to this Agreement pursuant to Article VII.
          “Stock Incentive Plan” means any stock incentive plan adopted by the Board for eligible employees of, and consultants to, the Company and its Subsidiaries and members of the Board who are serving as independent directors, pursuant to which the Company has authorized the issuance and grant of awards that could result in the issuance of additional Shares.
          “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.
          “Transfer Restriction Period” means the period beginning on the date hereof and ending on the earliest to occur of (i) an initial public offering by the Company of at least 25% of the outstanding Shares or that results in gross proceeds to the Company of at least $100 million, (ii) the occurrence of a Change in Control or (iii) the Lapse Date.
          “Voting Securities” means (a) the Shares and (b) any other securities that are permitted by their terms to vote together with the Shares.
          Section 1.2. Definitions Cross Reference

Terms	Cross-Reference
Acceptance Notice	Section 3.6(b)
Board Participant	Section 6.2
Book Value	Section 5.5(a)
Call	Section 5.1
Call Date	Section 5.5(b)
Call Options	Section 5.1
Call Options Price	Section 5.5(c)
Call Shares	Section 5.1
Call Shares Price	Section 5.5(d)
Cause	Section 5.5(e)
Common Stock	Preamble
Company	Preamble
Company Registration	Section 4.2(a)
Cure Period	Section 5.5(e)
Demand Registration	Section 4.2(a)

Terms	Cross-Reference
Disability	Section 5.5(f)
Dispute and Disputes	Section 8.4
Drag-Along Notice	Section 3.5(a)
Drag-Along Portion	Section 3.5(a)
Drag-Along Sale	Section 3.5(a)
Escrow Holder	Section 6.3(c)
Good Reason	Section 5.5(g)
Holder and Holders	Section 4.1(c)
Indemnified Party	Section 4.5(c)
Indemnifying Party	Section 4.5(c)
Initial Senior Managers	Preamble
Initial SLP Investors	Preamble
Initiating Holder	Section 4.1(f)
IPC	Preamble
JAMS	Section 8.4
Listing Date	Section 5.5(h)
Merger	Preamble
Merger Agreement	Preamble
Offer Notice	Section 3.6(b)
Offered Shares	Section 3.6(b)
Pro Rata Portion	Section 3.4(b)
register, registered and registration	Section 4.1(a)
Registrable Securities	Section 4.1(b)
Registration Statement	Section 4.1(a)
Selling SLP Investors	Section 3.4(a)
Senior Manager	Preamble
Shares	Preamble
SLP II	Preamble
SLP Holders	Section 4.1(f)
Spousal Consent	Section 2.1(d)
Tag-Along Sale	Section 3.4(a)
Termination Date	Section 5.5(k)
Third Party Holder	Section 4.1(e)
transfer	Section 3.1(a)
Transfer Notice	Section 3.4(a)
          Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding”

for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          Section 2.1. Representations and Warranties of Senior Managers. Each Senior Manager, severally and not jointly, hereby represents and warrants to the Company and the Initial SLP Investors as follows:
          (a) Such Senior Manager is competent to, and has sufficient capacity to, execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Senior Manager and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Senior Manager, enforceable against such Senior Manager in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (b) The execution, delivery and performance by such Senior Manager of this Agreement and the agreements contemplated hereby and the consummation by such Senior Manager of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to such Senior Manager or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Senior Manager or his or her properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which such Senior Manager is a party or by which such Senior Manager or his or her properties or assets are bound.
          (c) Such Senior Manager (i) understands that no public market now exists for the Shares or the Options and there is no assurance that a pubic market will ever exist for the Shares or the Options and (ii) understands that neither the Shares nor the Options may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or the Options or an available exemption from registration under the Securities Act, Shares and the Options must be held indefinitely.
          (d) If such Senior Manager is married, he or she has delivered to the Company a duly executed copy of a Spousal Consent in the form attached hereto as Exhibit A (the “Spousal Consent”).

ARTICLE III
TRANSFER RESTRICTIONS
          Section 3.1. General Restrictions on Transfers.
          (a) No Senior Manager may sell, exchange, assign, pledge, hypothecate, give or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Share Equivalents (whether held in its own right or by its representative) unless (i) such transfer of Share Equivalents is made on the books of the Company and is not in violation of the provisions of this Article III and (ii) the transferee of such Share Equivalents (if other than (A) the Company, (B) a transferee in a sale of Share Equivalents made under Rule 144 or any successor provision under the Securities Act or (C) a transferee of Share Equivalents pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article VII hereof and executes such further documents as may be necessary in the opinion of the Company and the SLP Investors, to make him, her or it a party hereto, including a Spousal Consent, if applicable.
          (b) Any purported transfer of Share Equivalents other than in accordance with this Agreement by any Senior Manager shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such transfer.
          (c) Each Senior Manager acknowledges that the Restricted Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Senior Manager agrees that it will not transfer any Restricted Shares at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Restricted Shares under any such laws or a breach of any undertaking or agreement of such Senior Manager entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Senior Manager agrees that any Restricted Shares to be held by it shall bear the restrictive legend set forth in Section 6.3.
          (d) No Senior Manager shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Senior Managers or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents, nor shall any Senior Manager act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Share Equivalents in any manner that is inconsistent with the provisions of this Agreement.

          Section 3.2. Permitted Transfers. A Senior Manager may transfer any or all of the Share Equivalents held by it to any of its Permitted Transferees without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Share Equivalents and all rights and obligations hereunder to such transferring Senior Manager or another Permitted Transferee of such transferring Senior Manager at such time that it ceases to be a Permitted Transferee of such transferring Senior Manager and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).
          Section 3.3. Restrictions on Transfers by Senior Managers. During the applicable Transfer Restriction Period, the Senior Managers shall not transfer any Share Equivalents to any Person, except transfers (a) to Permitted Transferees pursuant to Section 3.2, (b) pursuant to and in compliance with Section 3.4, Section 3.5, Article IV or Article V, (c) to the Company, SLP II or any of its Affiliates, or (d) upon receipt of the prior written consent of the Company. During the applicable Transfer Restriction Period, any Permitted Transferee of an SLP Investor to whom a SLP Investor transfers any Share Equivalents will become a party to this Agreement pursuant to Article VII.
          Section 3.4. Tag-Along Rights.
          (a) Subject to Section 3.4(c), if one or more of the SLP Investors proposes to transfer Share Equivalents to another Person (other than a Permitted Transferee of the SLP Investors) (a “Tag-Along Sale”), such SLP Investor or SLP Investors (hereinafter referred to as the “Selling SLP Investors”) shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Senior Managers at least 10 Business Days prior to the consummation of such proposed transfer, setting forth (i) the number of Share Equivalents proposed to be transferred, (ii) the consideration to be received for such Share Equivalents by such Selling SLP Investors, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Senior Manager shall have the right, upon the terms and subject to the conditions set forth in this Section 3.4, to elect to sell up to its Pro Rata Portion (as defined below) of such Share Equivalents (including any Shares issuable upon the exercise of Options to the extent such Options are then vested and exercisable). If any transaction involving the transfer of Share Equivalents is subject to both this Section 3.4 and Section 3.5, only the provisions of Section 3.5 shall apply to such transaction so long as the SLP Investors have given a Drag-Along Notice to the Senior Managers pursuant to Section 3.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.
          (b) Upon delivery of a Transfer Notice, each Senior Manager may elect to sell up to its Pro Rata Portion of Share Equivalents, at the same price per Share Equivalent and pursuant to the same terms and conditions with respect to payment for the Share Equivalents as agreed to by the Selling SLP Investors in the Tag-Along Sale, by sending written notice to each of the Selling SLP Investors within 10 Business Days after the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Share Equivalents in such Tag-Along Sale. Following such 10 Business-Day period, each of the Selling SLP Investors and the Senior Managers that have delivered such written notices, concurrently with the Selling SLP Investors, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer

Notice the number of shares specified in its written notice (but in no event more than its Pro Rata Portion of Share Equivalents). All costs and expenses incurred by the Selling SLP Investors in connection with any such Tag-Along Sale shall be borne on a pro rata basis in accordance with the number of Share Equivalents being sold by each of the Selling SLP Investors, the Senior Managers that have delivered such written notice and all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Share Equivalents in such Tag-Along Sale. With respect to any Shares for which a Senior Manager holds vested and exercisable but unexercised Options, to the extent that such Shares are to be sold pursuant to this Section 3.4, the Senior Manager must exercise the relevant Option and transfer the relevant Shares (rather than the Option). For purposes of this Section 3.4, “Pro Rata Portion” shall mean, with respect to Share Equivalents held by any Selling SLP Investor or Senior Manager that delivered such written notice, a number equal to the product of (i) the total number of Share Equivalents proposed to be sold to a purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the total number of Share Equivalents (including any Shares issued in respect of exercised Options) being transferred by such Selling SLP Investor or Senior Manager, as applicable, in the Tag-Along Sale and the denominator of which shall be the total number of Share Equivalents (including any Shares issued in respect of exercised Options) being transferred in the Tag-Along Sale by all (x) Selling SLP Investors, (y) all Senior Managers that delivered such written notices and (z) all other Persons who otherwise are transferring Share Equivalents.
          (c) This Section 3.4 shall not apply to (i) any transfer to a Permitted Transferee pursuant to Section 3.2, (ii) any transfer in a public offering in accordance with Article IV or (iii) any transfer after an Initial Public Offering pursuant to Rule 144.
          (d) This Section 3.4 shall terminate as to Senior Managers on the expiration of the applicable Transfer Restriction Period.
          Section 3.5. Drag-Along Rights.
          (a) The SLP Investors may give written notice (a “Drag-Along Notice”) to the Senior Managers that the SLP Investors intend to enter into a transaction or a series of related transactions involving the transfer, of not less than fifty percent (50%) of the outstanding Share Equivalents (which Share Equivalents to be transferred may include Share Equivalents held by the Senior Managers and/or other holders of Share Equivalents) to a Person or “group” of Persons (other than to the SLP Investors or an Affiliate of the SLP Investors), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that the SLP Investors desire to cause the Senior Managers to participate in such transaction on the same terms and conditions as available to the SLP Investors; provided, however, that no Senior Manager shall be required to assume any liability or provide indemnification in connection with such transaction other than (i) liability or indemnification that relates to the ownership of, and the ability to transfer, the Share Equivalents being transferred by it and (ii) with respect to all other liabilities or indemnification in connection with such transaction, its pro rata share on the same terms and conditions as the SLP Investors (based on the number of Share Equivalents being transferred by each Senior Manager in such transaction). Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the SLP Investors and the Senior Managers and any other material terms and conditions of the proposed transaction (which price and other material terms and conditions shall be the same in all material respects for the SLP Investors and the Senior Managers), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than ten (10) Business Days after the date of the notice) and (4) the action or actions required of each Senior Manager in order to complete or facilitate such proposed transaction (including the sale of Share Equivalents held by the Senior Manager, the voting of all such Share Equivalents in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). If the SLP Investors are transferring less than all of the Share Equivalents held by the SLP Investors, then each Senior Manager will transfer a number of Share Equivalents equal to the product of the following (the “Drag-Along Portion”): (x) the number of Share Equivalents (including any Shares issuable upon the exercise of Options to the extent such Options are then vested and exercisable) beneficially owned by such Senior Manager multiplied by (y) a fraction, the numerator of which is the aggregate number of Share Equivalents being transferred by the SLP Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the SLP Investors. Upon receipt of such Drag-Along Notice, each Senior Manager shall be obligated to take the action or actions referred to in clause (4) above; provided that, in the case of a sale of Shares, with respect to any Shares for which a Senior Manager holds vested and exercisable but unexercised Options, the price per Share shall be reduced by the exercise price of such Options or, if required pursuant to the terms of such Options, such Stockholder shall pay the exercise price therefor prior to the consummation of such sale and shall transfer such Shares to the purchaser in such sale (in each case, net of any amounts required to be withheld by the Company in connection with such Option exercise).
          (b) This Section 3.5 shall terminate as to Senior Managers on the expiration of the applicable Transfer Restriction Period.
          Section 3.6. Right of First Refusal.
          (a) On and after the Lapse Date, if any Senior Manager proposes to transfer any Share Equivalents to another Person (other than a Permitted Transferee), such Senior Manager shall give written notice (the “Offer Notice”) of such proposed transfer to the Company, setting forth (i) the number of Share Equivalents proposed to be transferred (the “Offered Shares”), (ii) the consideration to be received for the Offered Shares by such Senior Manager, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer.
          (b) The Company shall have the right, but not the obligation, to purchase all or any portion of the Offered Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice (the “Acceptance Notice”) of such election to such Senior Manager within 20 days after the delivery of the Offer Notice.
          (c) If the Company shall have agreed to purchase all or a portion of the Offered Shares, it shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Offered Shares being purchased, appropriately endorsed by the Senior Manager holding such Offered Shares (or its Permitted Transferee), the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by such Senior Manager not less than one business day before the closing date, which closing date will be 30 days after the date of receipt of the Acceptance Notice.  In the event the Offer Notice provides for any non-cash consideration for the Offered Shares, the Company shall pay the Fair Market Value.
          (d) If the Company shall not exercise its rights under this Section 3.6, such Senior Manager shall be permitted to proceed with the proposed transfer of the Offered Shares, and such Senior Manager shall have 90 days to consummate such proposed transfer to the identified proposed transferee or transferees, on terms no more favorable to such proposed transferee or transferees than those terms set forth in the Offer Notice, before the provisions of this Section 3.6 shall again be in effect with respect to such Offered Shares.
          (e) The Company’s right to purchase any Offered Shares pursuant to this Section 3.6 shall be freely assignable to any of its Affiliates.
          (f) This Section 3.6 shall not apply to any transfer occurring after an Initial Public Offering has occurred.
ARTICLE IV
REGISTRATION RIGHTS
          The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article IV, with respect to the Registrable Securities (as defined below) owned by such Holders.
          Section 4.1. Certain Definitions. As used in this Article IV:
          (a) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.
          (b) “Registrable Securities” means (i) Shares held by Holders (as defined below), SLP Holders or Third Party Holders, (ii) Shares issued or issuable upon the exercise of Options and (iii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) a registration statement on Form S-8 covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (c) such security is sold pursuant to Rule 144, (d) such security ceases to be outstanding or (e) the Holder thereof, together with his or her Permitted Transferees, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder and his or her Permitted Transferees are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act), provided, that if Article III would prevent a Senior Manager from disposing of Shares in the 90 day time period contemplated by this clause (e), this clause (e) shall not disqualify any Shares held by such Senior Manager from being Registrable Securities.
          (c) “Holder” (collectively, “Holders”) means any Senior Manager (and any of their respective transferees pursuant to Section 4.7 below).
          (d) “SLP Holders” means one or more SLP Investors.
          (e) “Third Party Holder” means any holder of Share Equivalents who exercises contractual rights to participate in a registered offering of Shares.
          (f) “Initiating Holder” means any holder of Share Equivalents who exercises contractual rights to cause the Company to make a registered offering of Shares on behalf of such holder.
          Section 4.2. Piggyback Registration.
          (a) Company Registration. Subject to Section 4.2(d), if at any time or from time to time the Company shall determine to register any of its Share Equivalents, either for its own account (a “Company Registration”) or for the account of security holders (a “Demand Registration”) (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, or (5) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted), the Company will:
     (i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and
     (ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 4.2(b) below.
          (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 4.2(a)(i). In such event the right of any Holder to registration pursuant to this Section 4.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 4.2. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first, (x) in the case of a Company Registration, to the Company, or (y) in the case of a Demand Registration, the Initiating Holder thereof and such other Third Party Holders contractually entitled to priority with such Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Initiating Holder and such Third Party Holders distributing their securities through such underwriting, and second, (1) in the case of a Company Registration, to the Holders and the Third Party Holders distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Holders and Third Party Holders distributing their securities through such underwriting, or (2) in the case of a Demand Registration, the Holders and such other Third Party Holders not contractually entitled to priority with the Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Initiating Holder and such Third Party Holders distributing their securities through such underwriting. With respect to a Company Registration, no such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 4.2(b) is intended to diminish the number of securities to be included by the Company in the underwriting.
          (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
          (d) Limitations. This Section 4.2 shall not apply to any Registration Statement under the Securities Act with respect to any Initial Public Offering unless one or more of the SLP Holders is selling Registrable Securities in such offering. Until the one-year anniversary of the consummation of the Initial Public Offering, the Holders may not elect to include Registrable Securities in a registration pursuant to this Section 4.2 unless one or more SLP Holders elects to include Registrable Securities in such registration.
          Section 4.3. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Section 4.2, including all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

          Section 4.4. Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 365 days or until the Holder or Holders have completed the distribution relating thereto;
          (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;
          (c) permit any Holder which Holder, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;
          (d) furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
          (f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;
          (g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
          (i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
          (j) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;
          (k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
          (l) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;
          (m) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

          (n) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;
          (o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
          (p) cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;
          (q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and
          (r) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.
          Section 4.5. Indemnification.
          (a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Article IV, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.
          (b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article IV, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 4.5(b).
          (c) Each party entitled to indemnification under this Section 4.5 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.
          (d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (e) The indemnities provided in this Section 4.5 shall survive the transfer of any Registrable Securities by such Holder.
          Section 4.6. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV.
          Section 4.7. Transfer of Registration Rights. The rights, contained in Section 4.2 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by the Holders pursuant to a transfer permitted pursuant to Section 3.2.
          Section 4.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.
          Section 4.9. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company, following an Initial Public Offering, agrees to use its reasonable best efforts to:

          (a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;
          (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and
          (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
          Section 4.10. “Market Stand Off” Agreement. Each Holder hereby agrees that during (i) such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the SLP Investors may agree to with the underwriter or underwriters of such offering and (ii) such period (which period shall in no event exceed ninety (90) days) following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the Initiating Holders (or the Company if there is no Initiating Holder and the SLP Investors agree with the Company that this Section 4.10 will apply under such circumstances) may agree to with the underwriter or underwriters of such offering and/or the Company (if applicable), it shall not, to the extent requested by the Company and/or any underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by it at any time during such period except Shares included in such registration. Each Holder agrees that it shall deliver to the underwriter or underwriters of any offering to which clause (i) or (ii) is applicable to such Holder a customary agreement reflecting its agreement set forth in this Section 4.10.
          Section 4.11. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Section 4.2 hereof shall terminate as to any Holder on the date such Holder, together with his or her Permitted Transferees, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder and his or her Permitted Transferees are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act); provided, that if Article III would prevent a Holder from disposing of Shares in the 90 day time period contemplated by this Section 4.12, this Section 4.12 shall not disqualify any Shares held by such Holder from being Registrable Securities.
          Section 4.12. Future Registration Rights.

          The parties hereto agree that in the event that one or more of the SLP Investors is granted registration rights with respect to Registrable Securities in addition to the rights set forth in Section 4.2 of this Agreement, equivalent registration rights shall be granted to each Senior Manager.
ARTICLE V
PURCHASE OF SHARES ON TERMINATION OF EMPLOYMENT OF SENIOR MANAGERS
          Section 5.1. General. If a Senior Manager’s employment with the Company or the Surviving Corporation (or a Subsidiary employer) shall be terminated for Cause, the Company (and, to the extent provided in Section 5.4, the SLP Investors) shall have the right to purchase all or a portion of the Rollover Share Equivalents owned by such Senior Manager or any of his or her Permitted Transferees owning any such Rollover Share Equivalents (“Call Shares”) and all or a portion of the Rollover Options held by such Senior Manager or any of his or her Permitted Transferees holding any such Rollover Options that are vested as of the Call Date (“Call Options”), in each case upon the terms and subject to the conditions set forth in this Article V (a “Call”). The right of the Company (or, to the extent permitted by Section 5.4, the SLP Investors) to effect a Call, as set forth in this Article V, shall terminate upon the Lapse Date.
          Section 5.2. Termination of Employment by the Company or the Surviving Corporation for Cause.
          (a) If a Senior Manager’s employment with the Company or the Surviving Corporation (or a Subsidiary employer) shall be terminated by the Company or the Surviving Corporation (or a Subsidiary employer) for Cause, the Company shall have the right, but not the obligation, by written notice to such Senior Manager no later than 180 days after the Termination Date (or if the Senior Manager or any of his or her Permitted Transferees acquires Share Equivalents upon the exercise of an Option or similar purchase right following the Termination Date, no later than 180 days after the date of exercise of such Options or similar purchase rights by such Senior Manager or Permitted Transferee), to Call all or a specified portion of the Call Shares at the Call Shares Price.
          (b) Upon the exercise of a Call with respect to any Call Shares pursuant to this Section 5.2: (i) the Company shall, on the Call Date, purchase such Call Shares from the Senior Manager and his or her Permitted Transferees, if applicable, for the Call Shares Price, and (ii) the Senior Manager and his or her Permitted Transferees, if applicable, shall, simultaneously therewith, transfer such Call Shares to the Company free and clear of all Encumbrances by delivering to the Company stock certificates for such Call Shares, duly endorsed in blank with appropriate transfer tax stamps affixed. The Call Shares Price shall be payable by the Company in cash or, if the Company is prohibited from paying cash under any financing arrangement, (i) by note payable in installments of up to five (5) years, bearing interest at the prime lending rate in effect as of the date of purchase or (ii) by delaying the exercise of the Call until the financing restrictions lapse.

          Section 5.3. Termination of Employment of Chief Executive Without Cause. If Lance Boxer’s employment with the Company or the Surviving Corporation shall be terminated by the Company or the Surviving Corporation without Cause prior to October 1, 2012, Mr. Boxer (or his Permitted Transferee) shall have the right, but not the obligation, by written notice to the Company no later than 180 days after the Termination Date, to require the Company to repurchase up to 50% of the Rollover Share Equivalents (“Put Shares”) and 50% of the Rollover Options (“Put Options”) held by Mr. Boxer (or his Permitted Transferee) on the Termination Date, in each case for upon the terms and conditions set forth in this Article V (a “Put”). The Put Shares shall be repurchased at the Put Shares Price (as defined below) and the Put Options shall be repurchased at the Put Options Price (as defined below). The purchase price may be paid by the Company in cash or, if the Company is prohibited from paying cash under any financing arrangement, by note payable in installments of up to five (5) years, bearing interest at the prime lending rate in effect as of the date of purchase.
          Section 5.4. Call Option of the SLP Investors. If, at any time prior to 180 days after the Termination Date (or, if applicable, 180 days after the date of exercise of Options or similar purchase rights by a Senior Manager or his or her Permitted Transferee), the Company shall determine not to exercise its Call right pursuant to this Article V, then the Company shall promptly notify the SLP Investors of such determination. In such event, the SLP Investors shall have the right to exercise the Call right pursuant to the terms and conditions of this Article V in the same manner as the Company.
          Section 5.5. Certain Definitions used in this Article V.
          (a) “Book Value” means (i) the aggregate book value of the Shares, calculated in accordance with U.S. generally accepted accounting principles and based on the aggregate equity financing provided by the Initial SLP Investors and all other Persons in connection with the completion of the Merger and the related transactions, as adjusted for, generally and among other things, the consolidated profits, losses, contributions to equity, deductions and dividends paid with respect to Trader subsequent to the Closing, divided by (ii) the aggregate number of Shares after giving effect to the conversion, exercise or exchange, as applicable, of all outstanding securities that are convertible into, exercise for or exchangeable into, Shares.
          (b) “Call Date” means the date that is 195 days after the applicable Termination Date (or the date of exercise of an Option or similar purchase right following the Termination Date) with respect to which the Company has notified a Senior Manager of the Company’s exercise of a Call with respect to all or a portion of such Senior Manager’s Share Equivalents and/or Options, as applicable.
          (c) “Call Options Price” means, with respect to any Call exercised pursuant to Section 5.2 with respect to any Call Options, a price equal to the excess, if any, of (x) the Fair Market Value of the Call Shares for which such Call Options are exercisable as of the Call Date and (y) the aggregate exercise price with respect to such Call Options.
          (d) “Call Shares Price” means, (i) with respect to any Call exercised pursuant to Section 5.1 or Section 5.2 with respect to any Call Shares, a price equal to the Fair Market Value of such Call Shares as of the Call Date, or (ii) with respect to any Call exercised pursuant to Section 5.3 with respect to any Call Shares, a price equal to the lower of (x) the Fair Market Value of such Call Shares as of the Call Date and (y) the Book Value of such Call Shares as of the Call Date.
          (e) “Cause” means, with respect to any Senior Manager, unless otherwise defined in a written employment between such Senior Manager and the Company and/or the Surviving Corporation, (i) the willful and continued failure by such Senior Manager to perform his or her material duties with respect to the Company or its Affiliates, which continues beyond 15 Business Days after a written demand for substantial performance specifying such failure(s) is received by such Senior Manager from the Company (the “Cure Period”); (ii) the willful or intentional engaging by such Senior Manager in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its Affiliates; (iii) the conviction of such Senior Manager for, or a plea of nolo contendre by such Senior Manager to, the commission of a felony or a crime involving moral turpitude; or (iv) any material breach, including, without limitations, any material breach of any non-compete, non-solicitation or confidentiality provisions, by such Senior Manager of any agreement between the Senior Manager and the Company, the SLP Investors or any of their respective Affiliates or of any applicable policy of the Company or any of its Affiliates.
          (f) “Disability” means, with respect to any Senior Manager, (i) before the Listing Date, the Senior Manager’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Senior Manager’s duties to the Company.
          (g) “Good Reason” means with respect to any Senior Manager, unless otherwise defined in a written employment or similar agreement between such Senior Manager and the Company and/or the Surviving Corporation, (i) a substantial diminution in the Senior Manager’s position or duties, an adverse change in the Senior Manager’s reporting lines, or the assignment of duties materially inconsistent with the Senior Manager’s position, or (ii) failure of the Company and/or the Surviving Corporation to pay base salary and annual bonus when due, which, in the case of either (i) or (ii) above, is not cured within 30 days following the Company’s receipt of written notice from the Senior Manager describing the event giving rise to Good Reason; and provided that, in each case, the Senior Manager must have notified the Company in writing of the event constituting Good Reason not later than 60 days following the later to occur of the occurrence of the event constituting Good Reason or the Senior Manager’s actual knowledge thereof.
          (h) “Listing Date” means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968, as amended.
          (i) “Put Options Price” means, with respect to any Put exercised pursuant to Section 5.4 with respect to any Put Options, a price equal to the excess, if any, of (x) the Fair

Market Value of the Put Shares for which such Put Options are exercisable as of the Put Date and (y) the aggregate exercise price with respect to such Put Options.
          (j) “Put Shares Price” means, with respect to any Put exercised pursuant to Section 5.4 with respect to any Put Shares, a price equal to the Fair Market Value of such Put Shares as of the Put Date.
          (k) “Termination Date” means the date of termination of a Senior Manager’s employment with the Company or the Surviving Corporation, as applicable.
ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES
          Section 6.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          Section 6.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (a) each SLP Investor, each Person appointed or nominated to the Board as a director or observer (each, a “Board Participant”) and Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (b) in the event that a SLP Investor, Board Participant or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such SLP Investor, Board Participant, Affiliated Officer or any other Person, the SLP Investor, Board Participant or Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or any of the Senior Managers for breach of any duty (contractual or otherwise) by reason of the fact that such SLP Investor, Board Participant or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company of any of its Subsidiaries; provided, however, that this Section 6.2 shall not apply to any Board Participant who is also (i) an officer or employee of the Company or any of its Subsidiaries (other than Affiliated Officers) or (ii) is subject to contractual restrictive covenants under an employment agreement with the Company or any of its Subsidiaries.
          Section 6.3. Legend on Share Certificates.
          (a) The certificates representing the Restricted Shares shall include an endorsement typed conspicuously thereon of the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.
IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A MANAGEMENT STOCKHOLDERS AGREEMENT DATED AS OF SEPTEMBER 29, 2006 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
In the event that any Share Equivalents shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 6.3. In the event that any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 6.3.
          (b) All certificates for Share Equivalents representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.
          (c) Each Senior Manager agrees, immediately upon receipt of the stock certificate(s) evidencing the Restricted Shares, to deliver such certificate(s) to the Secretary of the Company or other designee of the Company (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. The Company agrees to provide such Senior Manager with a photocopy of such stock certificate(s) upon such Senior Manager’s request. The Senior Manager and the Company agree that the Escrow Holder will not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of the Escrow Holder under this Agreement. The Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement.
          Section 6.4. Restriction on Employee Equity Program. Without the prior written consent of the SLP Investors, prior to an Initial Public Offering, the Company shall not issue any Options or other equity grants or awards under a Stock Incentive Plan or any other employee equity program unless such Options, grants or other awards are subject to the terms and provisions of this Agreement.

          Section 6.5. Voting Agreement. Until the occurrence of the Lapse Date, the Senior Managers will be obligated to vote their Shares with respect to all matters in the same proportion as the Shares held by SLP II are voted on such matters.
          Section 6.6. Board Observer. The parties expressly acknowledge and agree that the Chief Executive during the period where he holds the title of Chief Executive Officer of the Company or any of its Subsidiaries and for three years thereafter, if the Chief Executive owns any Rollover Share Equivalents or Rollover Options, the Chief Executive shall as a non-voting board observer have the right to attend all meetings of the Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board; provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board.
ARTICLE VII
ADDITIONAL PARTIES
          Section 7.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional parties and, to the extent permitted by Section 8.7, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the SLP Investors and such party may agree. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to all of the parties.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.
          Section 8.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          Section 8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.
          Section 8.4. Arbitration. Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of one arbitrator selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrator within 15 days after the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrator, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within 20 days after such consolidation, select one panel of one arbitrator so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 8.4 elsewhere, such proceeding shall be conducted and any decision shall be rendered in New York, New York. Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrator shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.
          Section 8.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

          Section 8.6. Consent of the SLP Investors and Senior Managers.
          (a) If any consent, approval or action of the SLP Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the SLP Investors at such time provide such consent, approval or action in writing at such time.
          (b) If any consent, approval or action of a Senior Manager is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held at such time by such Senior Manager and his or her Permitted Transferees provide such consent, approval or action in writing at such time.
          Section 8.7. Amendment and Waiver.
          (a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and the SLP Investors; provided that (i) any amendment, modification or waiver that adversely affects the rights of the Senior Managers relative to the SLP Investors shall also require the written consent of the Senior Managers holding a majority of the outstanding Shares held at such time by all Senior Managers and (ii) any amendment, modification or waiver that adversely affects the rights of a Senior Manager relative to the other Senior Managers shall also require the written consent of such Senior Managers; provided, further, that, for the avoidance of doubt, no amendments to this agreement to allow for the addition of a transferee or recipient of any newly-issued Share Equivalents or Options as a party hereto shall be deemed to adversely affect the rights of any of the Senior Managers. If requested by the SLP Investors, the Company agrees to execute and deliver any amendments to this Agreement to the extent so requested by the SLP Investors in connection with the addition of a transferee of Share Equivalents or Options or a recipient of any newly-issued Share Equivalents or Options as a party hereto; provided that such amendments are in compliance with the provisos set forth in the immediately foregoing sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and each Senior Manager.
          (b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
          Section 8.8. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.
          Section 8.9. Termination. This Agreement shall automatically terminate and the transactions contemplated hereby shall be abandoned:
          (i) by written consent of each of the parties hereto,
          (ii) upon the dissolution or liquidation of the Company, or
          (iii) if at any time prior to the Closing, the Merger Agreement shall have been terminated in accordance with its terms.

In the event of any termination of this Agreement as provided in this Section 8.9, this Agreement shall forthwith become wholly void and of no further force or effect (except this Article VIII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VIII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
          Section 8.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Senior Manager or the SLP Investors, to such party’s address appearing on the stock books of the Company or to such other address as may be designated by such party in writing to the Company. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.
          Section 8.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.
          Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
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          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TRADER ACQUISITION CORP
By:	/s/ Antony Ling
	Name:	Antony Ling
	Title:	Vice President, Secretary and Treasurer

Management Stockholders Agreement

SILVER LAKE PARTNERS II, L.P.
By: SILVER LAKE TECHNOLOGY ASSOCIATES II,
       L.L.C., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director & Chief Operating Officer

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.
By: SILVER LAKE TECHNOLOGY ASSOCIATES II,
           L.L.C., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director & Chief Operating Officer

Management Stockholders Agreement

INITIAL SENIOR MANAGER:

Name:
Address:

Address:

Telephone:

Telecopy:

Management Stockholders Agreement

Exhibit A
Form of Spousal Consent
          In consideration of the execution of that certain Management Stockholders Agreement (the “Management Stockholders Agreement”) by and among Trader Acquisition Corp, Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P., the Senior Managers (as defined in the Management Stockholders Agreement) and other persons party thereto, I,                                             , the spouse of                                           , who is party to the Management Stockholders Agreement, do hereby join with my spouse in executing the foregoing Management Stockholders Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ___, 200_
Spouse